Schedule A

Pursuant to paragraph 3 of this Agreement, each class will pay a management fee at the annual rate set forth in the table below of the average daily net assets of the class (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month. “Years to Horizon Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.

Years to Horizon Date	Retail Class, Class A, Class I	Class K and Class K6	Class Z6
	Annualized Rate (bp)	Annualized Rate (bp)	Annualized Rate (bp)

8	48	38	38
7	48	38	38
6	48	38	38
5	48	38	38
4	48	38	38
3	48	38	38
2	47	37	37
1	47	37	37
0	47	37	37
-1	47	37	37
-2	47	37	37
-3	47	37	37
-4	47	37	37
-5	47	37	37
-6	46	36	36
-7	46	36	36
-8	46	36	36
-9	46	36	36
-10	46	36	36
-11	46	36	36
-12	46	36	36
-13	45	35	35
-14	45	35	35
-15	45	35	35
Thereafter (including investments in Fidelity Managed Retirement Income Fund)	45	35	35
Effective Date	06/01/2017	03/07/2019	05/16/2019

FIDELITY INCOME FUND

on behalf of Fidelity Managed Retirement 2025 Fund

By

/s/Laura M. Del Prato

Laura M. Del Prato

President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

By

/s/Christopher J. Rimmer

Christopher J. Rimmer
Treasurer